Exhibit 10.1

Consulting Agreement

This Consulting Agreement (this “Agreement”) is entered into as of this 01 day of March 2017 (“Effective Date”), by and between Mr. Ronald Law, Ph.D., J.D. residing at 23733 N. Lookout Pointe Road, Lake Barrington, IL 60010, U.S.A. (“Consultant”) and Oramed Ltd., Company Number 513976712, a company incorporated under the laws of the State of Israel, with an address at Hi-Tech Park 2/4 Givat Ram, Jerusalem, Israel 91390 (the “Company”).

WHEREAS, the Company is in need of certain consulting services to aid it in furthering the development of one or more of pharmaceutical products; and

WHEREAS, the Company wishes to obtain consulting services of Chief Strategy Officer (“CSO”) from the Consultant and the Consultant wishes to provide the Company with such consulting services as an external consultant to the Company and pursuant to the terms and conditions of this Agreement; and

WHEREAS, Consultant possesses significant knowledge and expertise in the field, and is capable of providing such services to the Company; and

WHEREAS, the Company is desirous of retaining Consultant as a consultant to perform certain services described herein;

IT IS, THEREFORE, AGREED BETWEEN the Company and the Consultant that the Company will engage the Consultant who shall serve in the role of the Consulting Chief Strategy Officer of the Company, subject to the following mutual terms and conditions, as evidenced by their execution hereof:

1.             Engagement. The Company hereby engages Consultant and Consultant hereby agrees to render to the Company the services in accordance with the terms and provisions hereof (the “Services”). Consultant represents that it is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto, that there is no contractual, medical problems or other impediment to his entering into this Agreement, fulfilling his obligations hereunder or to it engagement with the Company and that in entering into this Agreement it is not in breach of any other agreement or obligation to which he is or was a party.

2.             Term. Unless terminated earlier in accordance with the provisions hereof, the term of this Agreement shall commence on March 20, 2017 (the "Commencement Date") and shall continue until terminated by either party as provided herein (the “Term”).

3.	Services.

3.1	Scope of Services- from the Commencement Date, the Consultant shall provide the Company with his services as required by the nature of the Consultant's position in the Company, however no less than 95 hours per month. The Consultant shall provide the services not from the Company's Israeli offices, but it is hereby agreed that the Services may involve international and local travel as required to discharge its responsibilities hereunder. It is hereby agreed that due to the terms, conditions and circumstances of such engagement and the Consultant's duties in the Company, and that the Company is not able to supervise the service hours of the Consultant, such engagement is required a special degree of trust.

3.4	Consultant shall perform the duties and responsibilities under this Agreement to the best of his qualifications and skills, in a diligent, trustworthy, businesslike and efficient manner, to promoting the business and affairs of the Company. The Consultant further undertakes to comply with the policies and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, its management, to follow the Company procedures as established from time to time. The Consultant agrees and undertakes to inform the CEO immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Consultant and the Company.

3.5	The engagement hereunder is not, and will not be construed as, exclusive and shall not limit Company from engaging the services of any third party, which are equal or similar to the Services rendered hereunder by Consultant.

Consultant undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which he had or has a personal interest or which might create a conflict of interest with his position in the Company.

4.	Duties. The Consultant's services hereunder shall be provided on the basis of the following terms and conditions:

4.1	Reporting to the CEO and the Company’s and Parent’s Board of Directors (the “Board”), the Executive shall serve as the Consulting Chief Strategy Officer, of the Company;

4.2	The Consultant shall provide the Company consulting service regarding operations in all aspects of the Company, subject to any applicable law and to instructions provided by the CEO from time to time, including but not be limited to:

●	Clinical Development - responsibility for helping to shape – along with the Company’s Chief Medical and Technology Officer – the clinical plans for the Company's key assets. The CSO will be solely responsible for the implementation of the clinical trials.

●	Business Development - the CSO will work along with the CEO and Chief Operating Officer on shaping and implementing the Company’s Business Development strategy.

●	Investor Relations - the CSO will work on investor outreach when requested to do so by the CEO.

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4.3	The Consultant shall faithfully, honestly and diligently serve the Company and as part of his services may be required to provide services to the Parent and cooperate with the Company and the Parent and utilize his professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company and the Parent, acting reasonably, and the Consultant shall provide any other services not specifically mentioned herein, but which by reason of the Consultant's capability the Consultant knows or ought to know to be necessary to ensure that the best interests of the Company and the Parent are maintained; and

4.4	The Consultant shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Board, and/or CEO.

Consultant undertakes not to make improper use of computer, computer devices, internet and/or e-mails, including (but not limited to) use of illegal software or the receipt and/or transfer of pornographic material, and/or any other material that is not connected with his work and may be harmful to the Company, other employees or any other third party, as further detailed in the Company's policies as may be amended from time.

5.           Fees. In consideration for the Services provided by Consultant subject to the terms herein, the Company shall pay to Consultant: (i) Fees. A fee of $10,000 (ten thousand US dollars) per month; (ii) Option Grant. Subject to the sole discretion and determination of the Board of directors of Oramed Pharmaceutical Inc ("Oramed") and/or its compensation committee as applicable and to the terms and provisions of Oramed's Second Amended and Restated 2008 Stock Incentive Plan ("Plan"), the Consultant shall be granted during the second quarter of 2017 an option ("Option") to purchase into 37,152 shares of common stock, par value $0.012 per share, of Oramed ("Shares"). The exercise or “strike” price of the Options shall be the fair market price as of the date of grant of the Options but not less than $6.00. The Options shall vest in 24 consecutive equal installments during the 24 months following March 20, 2017, such that the first installment will be on March 31, 2017. The Consultant undertakes to take all actions and to sign all documents required, at the discretion of the Company, in order to give effect to and enforce the above terms and conditions.

Any tax liability in connection with the Fees and the Options (including with respect to the grant, exercise, sale of the Options or the shares receivable upon their exercise) shall be borne solely by the Consultant. Subject to the approval by Oramed's board of directors or compensation committee, as applicable, in the case of a substantial change in the holdings of the Company by a buyout or dilution of more than 35% of issued shares or the sale or licensing of the Company’s lead candidate drug, all the unvested Options shall be deemed to have fully vested immediately upon such event.

Consultant shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his engagement with the Company. In the event Consultant breaches this Subsection, without derogating from any of the Company’s rights by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set off such amount from any sums due to Consultant.

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For the removal of doubt it is clarified that, other than the consideration in this Section 5, Consultant shall not be entitled to any further compensation or any reimbursement of expenses in connection with the discharge of his responsibilities hereunder, unless preapproved in writing by the Company. Consultant shall bear any and all taxes in connection with any payments made to Consultant pursuant to this Agreement. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Consultant, Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority and provided to Company by Consultant, or in the absence of such certification, at the rate determined by said law or regulation.

6.             Confidentiality. Consultant hereby covenants and agrees that, during period that the Consultant provides services to the Company and thereafter , he will not communicate, disclose or otherwise make available to any person or entity (other than the Company), or use for his own account or for the benefit of any other person or entity, any information or materials proprietary to the Company and its affiliates, subsidiaries, related corporations and parent company now or hereafter existing (collectively, for Section 6 shall be defined as the "Company") that relate to the Company’s business or affairs which is of a confidential nature, including, but not limited to, trade secrets, information or materials relating to existing or proposed pharmaceutical products (in all and various stages of development), “know-how”, marketing techniques and materials, marketing and development plans, personnel information, business plans, strategies, forecasts and financial information, budgets, projections, product plans and pricing all Company IPR (as defined below in Section 7), customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and any other information which is not known to the public (collectively, “Proprietary Information”). Proprietary Information includes any and all such information and materials, whether or not obtained by Consultant with the knowledge and permission of the Company, whether or not developed, devised or otherwise created in whole or in part by Consultant’s efforts. Consultant shall not disclose to any third party Proprietary Information.

The Consultant undertakes not to make any use, including duplication, production, sale, transfer, imitation and distribution, of all or any of the Confidential Information, without the prior written consent of the Company.

The Consultant will not use or disclose any confidential information or trade secrets, if any, of any former employer or any third party or any information in respect of which the Consultant has confidentiality obligations, and the Consultant will not bring onto the premises of the Company any such information, unless express written consent was provided by such former employer or third party.

Consultant further recognizes and acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out Consultant’s services for the Company consistent with the Company’s agreement with the third party, all in a fashion consistent with the Consultant’s undertakings Section 6 of this Agreement.

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Consultant agrees that the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of any of the provisions of this Section 6 and Section 7 below, in addition to all other remedies available to the Company at law or in equity.

7.	Intellectual Property.

7.1       Ownership of Intellectual Property. Consultant agrees that any and all Proprietary Information and Intellectual Property Rights (as defined below) ,deliverables and work products, whether patentable or not, provided by the Consultant to the Company in connection with the Services, created, made, discovered, conceived, learned or reduced to practice by Consultant, whether alone or jointly with one or more employees, consultants or other agents of the Company, while providing the Services and in connection therewith or in connection with the Company, its business (actual and/or contemplated) including, without limitation, products, knowhow and technology ("Company IPR"), shall belong solely to the Company. All Company IPR is and shall be deemed works made for hire for the Company pursuant to any applicable law upon their creation. Consultant undertakes to immediately inform and deliver to the Company, written notice of any Company IPR conceived and/or invented by Consultant and/or by any employees, personnel of the Company and/or successors who are subordinate to Consultant, immediately upon the discovery thereof. "Intellectual Property Rights" shall mean, without limitation, all worldwide (a) know how, ideas, technology, inventions; (b) patents, patent applications and patent rights; (c) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (d) rights relating to the protection of trade secrets and confidential information; (e) moral rights; (f) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (g) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired

7.2       Assignment. Consultant irrevocably and unconditionally assigns and agrees to assign in the future to the Company and/or its designees all Company IPR and all modifications, enhancements and/or derivatives thereof. At the Company's request, Consultant agrees to execute any and all documents as shall be necessary to perfect Company and/or its designees right, title and interest in and to the Company IPR for no additional consideration provided that Consultant shall not be required to bear any expenses as a result of such assignment. Consultant shall assist the Company, without limitation by immediately executing verifying and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, assigning and enforcing Company and/or its designees right, title and interest in and to Company IPR including without limitation assignment documents. Without derogating from Consultant's obligation as set forth above, Consultant hereby appoints the Company’s officers and its duly authorized agents as its attorney in fact to sign any such documents in his name and on his behalf, in the event Consultant is unable or unwilling to execute any such document.

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7.3       Waiver. Consultant hereby irrevocably quitclaims, waives, releases and forever discharges any claims and/or demands whatsoever, whether in law, in equity or otherwise, in connection with Company IPR, including without limitation, in respect of any moral rights and/or rights to receive any royalties whatsoever in connection therewith including, inter alia, under Sections 132 and 134 of the Israeli Patent Law- 1967 and/or any and all other applicable laws and regulations.

7.4       Third Party Information. Consultant hereby represents and warrants that upon execution of this Agreement, Consultant does not possess, and has not created, and does not have any right, title and/or interest in and to any Intellectual Property Rights related to and/or similar to Company's business. Consultant hereby undertakes not to incorporate any information, material and/or products that belong to a third party, including without limitation, to any former employer or that was developed by Consultant for a third party into Company IPR, without the express prior written consent of the Company.

7.5       Indemnity. If Consultant breaches any of the undertakings hereto, Consultant shall be liable to indemnify, compensate and hold the Company harmless in respect of all damages and/or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and applicable taxes, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law.

8.             Duties and Warranties. The Company and the Consultant acknowledge and agree that Consultant shall be acting as an independent contractor in performing the Services and not as an employee, agent or joint venturer of or with the Company. The parties acknowledge that, except as otherwise agreed to by Consultant and the Company, any taxes that may be due and owing with respect to the compensation to Consultant hereunder shall be the sole responsibility of Consultant.

Consultant hereby represents and warrants to the Company that (a) this Agreement constitutes Consultant’s legal and binding obligation, enforceable against him in accordance with its terms, (b) his execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality, employment relationship to which he is a party or by which he is bound or any law, rule or regulation, (c) during the Term, he will not enter into any agreement, either written or oral, in conflict with this Agreement or his obligations hereunder and (d) any and all Services performed by Consultant hereunder and/or work product shall not infringe upon any Intellectual Proprietary Right of any third party, including, without limitation, any former employer.

Consultant acknowledges and agrees that personal information related to him and Consultant's terms of engagement with the Company, as shall be received and held by the Company will be held and managed by the Company and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The information will be collected, retained, used, and transferred for legitimate business purposes and to the reasonable and necessary scope only. Without derogating from the generality of the above, such purposes may include human resources management, business management and customer relations, assessment of potential transactions and relating to such transition, compliance with law and other requests and requirements from government authorities and audit, compliance checks and internal investigations.

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9.             Amendment. No amendment to this Agreement shall be valid unless the amendment is written and is signed by both parties to this Agreement.

10.           Termination. Either party may terminate this Agreement upon the delivery of 30 days (the "Prior Notice") prior written notice ("Prior Written Notice").

During the Notice Period, Consultant shall continue to perform his duties until the conclusion of the Notice Period. Nevertheless, the Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion: to waive Consultant's actual work during the Notice Period, or to reduce the scope of his work hours, while continuing to pay Consultant his regular Fees (as described in Section 5(i) above) and benefit as described in this Agreement until the completion of the Notice Period; or to terminate this engagement at any time prior to the expiration of the Notice Period, and pay a cash equivalent to the Fees (as described in Section 5(i) above) for the remainder of the Noticed Period as a payment in lieu of prior notice.

Notwithstanding the foregoing, the Company may, at any time following the Commencement Date, terminate the engagement between the parties immediately by provision of a written notice (and without the Prior Written Notice referred to above), in which case the termination date of such engagement shall be the effective date of such notice of immediate termination, in any of the following circumstances: Commission of a criminal offence, breach of trust or action adverse to the Company, its monies, property, assets or employees by the Consultant; Breach of any of undertakings with respect Proprietary Information, Intellectual Property, Non-Disclosure and Non Compete undertaking as set forth in this Agreement; Consultant is unable, due to any reason, to provide the Services for a period of 30 consecutive days without any prior agreement from the Company.

Upon the termination of such engagement for any reason, the Company shall have no further obligations (payment or otherwise) to the Consultant (except payment for services that provided to the Company).

Sections 6-8 and 10- 16 shall survive termination of the Agreement.

The Consultant undertakes that immediately upon the termination of its engagement with the Company, for any reason, the Consultant shall deliver and/or return to the Company all the documents, letters, notes, reports and other papers in its possession and relating to the engagement with the Company or any affiliate of the Company and the fulfillment of it duties, as well as any equipment and other property belonging to the Company that was placed at its disposal, including any computer equipment, telephone equipment, other equipment. Consultant shall have no lien on any of the Company’s assets, equipment or any other material in their possession.

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11.           Non-Competition. In addition to any other obligation Consultant may have towards the Company, Consultant agrees that as long as it directly or indirectly provides Services to the Company and for a period of twelve months thereafter, Consultant will not, directly or indirectly: (i) Engage whether as an employee, partner, joint venture, investor, director, consultant or otherwise, in any business activity which directly or indirectly competes with any of the products or services being developed, marketed, distributed, developed, sold or otherwise provided by the Company and/or Company IPR; and/or (ii) solicit, induce, recruit, hire or encourage any employee or consultant of the Company to leave such position, or attempt to do any of the foregoing, either for themselves or for any other person or entity, or contact any customers of the Company for the purpose of selling or marketing to those customers any products or services which are the same as or substantially similar to, or competitive with, the products or services sold and/or provided by the Company in relation to its business at such date, or otherwise interfere in any manner with the contractual or employment relationship between the Company and any of its employees, consultants, suppliers or customers.

12.           Status. The relationship between Consultant and Company is that of an independent contractor and customer, and Consultant performs and shall continue to perform all actions legally required to establish and maintain Consultant’s status as an independent contractor. The parties expressly declare and confirm that there will be no employer - Consultant relationship between Company and Consultant. Consultant undertakes to maintain a proper set of accounting books as required by law, and to pay all required taxes and make other compulsory payments in accordance with the law. The Consultant agrees that it or any one on his behalf will not be entitled to any of the benefits that the Company may make available to its employees, such as manager insurance/pension fund/group insurance, profit sharing or retirement benefits. Furthermore, Consultant agrees that no title that the Consultant shall carry while acting in the capacity of a consultant of the Company, nor any conduct by the Company or the Consultant, shall derogate from this Section 12. In the event that the relationship between Company and Consultant shall be claimed, regarded or determined by any third party, including any governmental and/or judicial and/or tax authority at any time hereafter as an employer-Consultant relationship, Consultant shall reimburse and indemnify Company for any expense and/or payment incurred by Company or demanded of Company in consequence of the raising of such claim or demand and/or as a result of such determination, immediately upon Company’s first demand. If, for any reason whatsoever a competent authority, including a judicial body, determines that the Consultant is the Company’s employee and thus entitled to the benefits of an employee, the following provisions shall apply: In lieu of the consideration that was paid to the Consultant from the commencement of this Agreement the Consultant shall be deemed only entitled to gross consideration equal to 50% of the consideration paid under this Agreement (the “Adjusted Consideration”) from the date of the commencement of this Agreement. The Consultant undertakes to immediately refund to the Company any amount paid from the Commencement Date of this Agreement in excess of the Adjusted Consideration, such being linked to the Israeli consumer price index (the base index – the index known on the date of each payment made under this Agreement; the new index – the index known on the date of actual refund by the Consultant) (the “Surplus Sum”).

The Company will be entitled to set off the said Surplus Sum (or any part of it) against the sum that is owed to the Consultant in accordance with this Agreement, or in accordance with a competent authority’s decision, and this without derogating from the rights of the Company to receive the Surplus Sum.

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13.           Severability. In the event that any of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

14.           Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the obligations of Consultant hereunder may be directly or indirectly assigned or delegated without the prior written consent of the Company. Any attempt by Consultant to assign or delegate any rights, duties or obligations which may arise under this Agreement without the prior written consent of the Company shall be void.

15.           Governing Law. The validity, interpretation and construction of this Agreement and each part thereof shall be governed by the laws of the State of Israel, without regard to the conflicts of laws provisions thereof. The exclusive jurisdiction and venue of any action with respect to the subject matter of this Agreement shall be the competent courts residing in Tel Aviv and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action.

16.           Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

Oramed Ltd.		Consultant

By:	/s/ Nadav Kidron	/s/ Ronald Law
	Nadav Kidron, CEO	Ronald Law

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